Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-229003, 333-281392 and 333-283934) and Forms S-8 (No. 333-229601 and No. 333-268736) of Organogenesis Holdings Inc. (the Company) of our reports dated February 27, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ RSM US LLP

Boston, Massachusetts
February 27, 2025